Exhibit 4.1

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT ("Agreement") entered into as of April 17, 2003 by and between Napoli Enterprise, Inc., a Colorado corporation (hereinafter referred to as the "Company") and Veasti Ciumac (hereinafter referred to as the "Consultant").

                                   WITNESSETH

      WHEREAS, the Company is in the business of making and selling premium quality wine (the "Business");

      WHEREAS, the Company recognizes the unique qualifications of the Consultant and desires to secure the consulting services of the Consultant on the terms and conditions set forth herein; and

      WHEREAS, the Consultant has agreed to provide such services on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Company and the Consultant do hereby agree as follows:

1.    SCOPE OF SERVICES AND RELATIONSHIP BETWEEN PARTIES

      1.1 Subject to the terms and conditions hereof, the Company hereby retains the Consultant to render consulting services (the "Services") to the Company as and when requested by the Company in connection with: (a) serving as the Company's representative in the North American wine market; (b) establishing and developing the business presence of the Company in the North American wine market; and (c) coordinating corporate compliance with all applicable statutes; (d) recruiting a team of experts to assist the Company is establishing a presence in North America.

      1.2 The Consultant hereby agrees to faithfully perform the Services as and when requested by the Company.

      1.3 The Consultant agrees that he is an independent contractor and is not an agent or an employee of the Company or a partner or joint venturer with the Company. The Consultant shall not be entitled to any benefits from the Company and the Company shall not withhold any amounts for taxes from payments made to the Consultant. The Consultant shall be responsible for the filing of all forms and the payment of all taxes in connection with amounts paid to him by the Company and shall indemnify the Company and hold the Company harmless with respect to the payment of all such taxes.

2.    TERM

This Agreement shall continue for one year from the effective date hereof with no automatic renewal.

3.    FEES AND EXPENSES

      3.1 Fees. No later than four months after the date hereof, the Company will issue to the Consultant a fee of 2,000,000 shares of the common stock of the Company. The shares will issued for services performance. The shares when issued to the Consultant will be fully-paid and non-assessable.

      3.2 Reimbursement of Expenses. The Company shall promptly pay or reimburse the Consultant for all reasonable expenses actually and properly incurred or paid by him in connection with the performance of his Services under this Agreement (including, without limitation, travel expenses) upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as the Company may from time to time require.

4.    COVENANTS

            (a) The Consultant covenants agrees that he will not disclose, cause to be disclosed or otherwise allow Confidential Information (defined below) of the Company to come into the possession of any person or entity (other than those persons and entities that the Company has determined as being entitled thereto). For purposes of this Agreement, "Confidential Information" shall include confidential, proprietary, or trade secret information (including, without limitation, all information which the Company has sought to protect from disclosure or that the law protects from disclosure) available to the Consultant or of which the Consultant becomes aware during the term of this Agreement relating in any fashion to the Company, including, but not limited to, information relating to the Business and the Company's systems, operations, finances, investments, transactions, negotiations, claims, potential claims, sales, marketing, plans, pricing, customers, policies, practices, procedures, ownership, employees, and management, as well as the Company's software (in any stage of development), programs (whether or not in final form), ideas, inventions, concepts, formulas, methods, development, research, designs, drawings, schematics, specifications, techniques, models, data, source code, object code, flow diagrams, and documentation. The description of "Confidential Information" is intended to be construed in its broadest possible meaning, and includes all such information in any and all forms, whether written, oral, on a computer, tape, chip, or a disk, whether prepared by the Consultant, by the Company, or by others, whether or not fixed in tangible form, and includes all originals, summaries, portions, and copies of any and all such information.


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

            (b) Notwithstanding anything in this Agreement (including, without limitation, Section 4.1(a)) to the contrary, the Consultant may disclose Confidential Information in the following circumstances:

                  (i) where necessary for the Consultant to faithfully perform the Services. In the event the Consultant is unsure as to whether this exception applies, the Consultant agrees to confer with the President of the Company and not to make or permit any such disclosure unless or until the President of the Company determines that this exception applies;

                  (ii) where such information is known in the industry, except if such knowledge results from a breach of this Agreement or another obligation of confidentiality owed to the Company;

                  (iii) where the Consultant has the express, prior written
                        permission of the of the Company;

                  (iv) where necessary to comply with any legal obligation applicable to the Consultant; provided however, that before disclosing or permitting disclosure of any Confidential Information pursuant to a legal obligation, the Consultant agrees to (a) immediately notify the Company of the legal obligation that the Consultant believes requires that he make or permit such disclosure, and (b) diligently and lawfully, with reasonable prudence, attempt to wait before making such disclosure to afford the Company the opportunity to oppose disclosure, or to obtain assurances that the information disclosed will be either formally designated or ordered by a court or governmental body as confidential, or will be otherwise protected from further disclosure. In the event the Consultant receives a request for Confidential Information or believes he is obligated to make or permit disclosure by virtue of any legal obligation applicable to the Consultant, the Company will provide the Consultant with legal counsel reasonably satisfactory to the Consultant to assist in fulfilling his obligations and protecting the confidentiality of the Company's Confidential Information.

            (c) It is agreed that the Company has the right, exercisable at any time in its sole discretion, to apply and/or seek enforcement of any of the provisions of this Section 4 for a lesser period of time and/or to a lesser extent or scope than provided herein. If the Consultant feels that any of the provisions of this Section 4 are unreasonable when applied to the Consultant or any of the Consultant's proposed or anticipated actions in the future, the Consultant may ask for an exception to such provisions or a limitation or reduction in the application, time, extent, or scope of the provisions by sending a letter to the Company. All such requests will be given good faith consideration by the Company. In the event of a


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

                  violation of Section 4.1 of this Agreement, the Company shall be entitled to seek injunctive relief in addition to damages and other remedies for the violation.

5.    MISCELLANEOUS

      5.1 This Agreement expresses the entire understanding and agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, relating in any way to the subject matter of this Agreement. This Agreement cannot be modified, amended or supplemented except by a written instrument or instruments executed by each of the parties hereto.

      5.2 All rights and remedies herein granted or referred to are cumulative, resort to one shall not preclude resort to another. No waiver by either party of a breach of this Agreement, or any part hereof, shall be deemed to be a waiver of any other prior, concurrent or subsequent breach of the same or different provisions of this Agreement.

      5.3 This Agreement shall be governed by and construed under the laws of the State of New York. If any provision of this Agreement shall be found by a court of competent jurisdiction to be unreasonable, invalid or unenforceable, as written, the Consultant and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable, unreasonable or invalid provisions in a manner which shall result in the provisions being enforceable while remaining as similar as legally possible to the purpose and intent of the original provisions.

      5.4 In any action, proceeding or arbitration arising out of this Agreement, the prevailing party shall be entitled to request and receive an amount as and for the reasonable counsel fees and expenses incurred by the prevailing party in connection with such action, proceeding or arbitration.

      5.5 Any notice, demand, request, amendment, waiver or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered to the address of the party specified below (including delivery by courier), or (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given to the address specified below, by first class mail, certified or registered, return receipt requested, postage prepaid, or (iii) on the date of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, as follows:


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

            If to the Company :   35, Vlaicu Pircalab str.
                                  Chisinau, Rep. of Moldova

            with a copy to:       Davies Ward Phillips & Vineberg LLP
                                  625 Madison Avenue
                                  New York, New York 10022
                                  Attn: Howard H. Jiang, Esq.
                                  Facsimile: (212) 308-0132

            If to Consultant:     2645 Cropsey Aveneue
                                  Brooklyn, NY 11214

            with a copy to:       Davies Ward Phillips & Vineberg LLP
                                  625 Madison Avenue
                                  New York, New York 10022
                                  Attn: Howard H. Jiang, Esq.
                                  Facsimile: (212) 308-0132

            Any party may from time to time change its address or facsimile number for the purpose of notices to that party by a similar notice specifying a new address or facsimile number, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

      5.6 Neither party may assign its rights or obligations under this Agreement to any other person or entity without the express written consent of the other party.

      5.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and the Consultant, intending to be legally bound, have executed this Agreement as of the day and year first above written.

                                            NAPOLI ENTERPRISES, INC.


-------------------------------            -------------------------------------
Veasti Ciumac                                         Greg Sonic
                                                      President


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

                                                     July 21, 2002

Napoli Enterprises, Inc.
35, Vlaicu Pircalab str.
Chisinau, Rep. of Moldova

Ladies and Gentlemen:

      We have acted as counsel to Napoli Enterprises, Inc. (the "Corporation") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to an aggregate of 2,000,000 Common Shares of the Corporation to be issued in connection with that certain Consulting Agreement between the Corporation and Veasti Ciumac.

      We have examined the articles and bylaws of the Corporation and such other corporate records and proceedings and other materials as we have deemed appropriate and necessary to enable us to give the opinion hereinafter expressed.

      In expressing the opinion set forth below, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof and the authenticity of the originals of such documents.

      Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly created and when issued pursuant to the terms of the Consulting Agreement, will be validly issued and outstanding as fully paid and non-assessable shares.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                         Yours truly,


                                         /s/ Davies Ward Phillips & Vineberg LLP
                                         ---------------------------------------
                                             Davies Ward Phillips & Vineberg LLP


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